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BioScrip, Inc.
2/8/2010 — 12:00 PM ET
Speaker ID 1

BioScrip, Inc.
February 8, 2010
12:00 PM ET

Clay:	Good afternoon. And, again, welcome to the 2010 UBS Healthcare Services Conference. And we all appreciate your presence here.

This afternoon, we have the pleasure of hearing from Richard Friedman, the Chairman and CEO of BioScrip, as well as Richard Smith, President and COO, and Stanley Rosenbaum, Executive Vice President and CFO.

I’d like to remind everyone that, following the presentation, there will be a breakout session in the Julliard Room, which is located one level below. Thanks much.

Richard Friedman:	Thank you, Clay. Please take a minute and look at the safe harbor language. We actually have it on two slides.

Two weeks ago, we announced an acquisition of Critical Homecare Solutions, CHS, from Kohlberg & Company. This is a transformative event for BioScrip. It’s consistent with our growth strategy for geographic expansion to increase gross profits, operating income, and EBITDA margins, and to become the clinical leader in infusion, oral, and injectable therapies.

We will be paying $343.2 million, plus 3.4 million warrants at a $10 strike price.

The combination of the two will create the leading specialty pharmacy and home infusion homecare company. We will have over 1,000 payer relationships, patient census grid greater than 100,000, and over 100 sites of care in 28 states.

On a pro forma basis, we would have yielded $1.6 billion in revenue and $73.4 million in EBITDA for the 12-month period ending September 30, 2009.

This transaction will be modestly accretive on a cash basis and slightly dilutive on a GAAP basis in 2010. And it will be accretive in 2011, going forward, on both GAAP and cash basis.

Looking at BioScrip, BioScrip’s programs, policies benefit all the healthcare stakeholders, from the patient to the provider, to the payer and the manufacturer. We

BioScrip, Inc.
2/8/2010 — 12:00 PM ET
Speaker ID 1

believe that, by effectively managing the chronically ill, we can improve compliance rates, reduce re-hospitalizations, improve the quality of life, and control and reduce overall healthcare costs.

Our focus is adherence, compliance, and retention. Compliance rates in the United States average around 50%. It has also been reported that 34% of Medicare patients that are discharged from a hospital are re-hospitalized within a 90-day period. This equates to approximately $17 billion per year in preventable hospitalizations. The programs that BioScrip manage get compliance rates up to 90%. This is a high-touch, high-feel model.

We also believe that healthcare is practiced on a local basis, and we’ve accumulated the assets over that period to support our model and the customer base. We can manage and deliver medicines across all technologies — orals, injectables, and infused products — among our community pharmacies, infusion pharmacies, and mail-order pharmacies. Specialty drugs also may require special handling, including refrigeration, as well as compounding. And many require monitoring of the patient.

We believe in access to care, quality of care, and cost containment — getting a patient started on therapy as quickly as possible, including coordination of benefits, education, building relationships with both the patient as well as the provider. And keeping a patient compliant keeps costs down. And cost of home healthcare is significantly less — 50% to 90% — than skilled nursing and hospitalization.

Looking at CHS, CHS is the leader of infusion and home health services for both chronic and acute patients. On a pro forma LTM basis, revenues were $252 million, EBITDA $39 million — 15% of revenues, and gross profit 51% as of September 30, 2009. They have 68 branches — 35 infusion, 33 nursing. Infusion also has 16 ambulatory treatment centers. And, much like BioScrip, the model is based upon local relationships and customizing specific patient programs.

The benefits of the transaction. First of all, it gives us a cross-selling ability on a national basis, enabling accelerated pull-through. We will now have 140 sales professionals. We will have an expanded national footprint with strong regional and local management. And we will continue to focus on higher-margin therapies and increased margins. We will have broadened clinical expertise, and we will be adding a comprehensive nursing component that is absolutely critical with the trends of healthcare towards the home. We are adding access to over 450 payer relationships, and we expect an annual cost savings between $5 million and $7 million.

We are truly building an integrated solution; again, 1,000 payer contracts. We will have patient census grid greater than 100,000. We will have over 100 sites of care, including specialty pharmacies, infusion pharmacies, home healthcare, and mail order. We are building a one-stop shop. And the trends in the industry benefit BioScrip — an aging population and, as well as increase in life expectancy.

With that, we’ll now turn it over to Rick.

Richard Smith:	Good afternoon. I’ll talk to the market opportunities that we see. When I look at the— When we look at the specialty pharmacy industry, it’s a $60-billion-plus industry, growing at 15% to 20% per annum. The demographics continue to move in the direction of specialty pharmacy and home health. 25% of current chronic patients are on five or more different drug regimens, all needing clinical management in addition to maintenance meds.

BioScrip, Inc.
2/8/2010 — 12:00 PM ET
Speaker ID 1

We see that the cost of specialty pharmaceuticals range from 18,000 to 350,000 per year per patient. This requires a significant amount of expertise and clinical management of these high-cost, chronic patients. We see that in the pipeline— that specialty pharmacy development continues to accelerate across all technologies — oral, injectable, and infusible technologies.

What we also see is that, due to reimbursement changes within the physician office, within hospitals, that the pressure to move patients into an alternative site of service such as the home, as well as ambulatory treatment centers, continues to increase.

Just a quick snapshot at the specialty pharmacy pipeline in development today. 633 specialty pharmacy drugs in development. They are designed to treat rare diseases, and diseases of the elderly dominate the pipeline. All of the disease states that you see to the left-hand of the slide we have current disease management programs today, in which we execute with products on the market today and coordinating care through our care management programs. We have very strong relationships with a number of the pharma, as well as the new biotechs, that are developing these drugs. And the acquisition of CHS actually makes us more attractive, given the infusion and high-tech nursing capabilities that this acquisition increases our scope.

In terms of the service delivery, we now have a broader access to patients. The left side shows the different technologies in which we can now handle through the same care management program, selecting the appropriate technology to apply for the best outcome for the patients, better quality of life. Our focus is on the delivery— the local delivery, the high touch through the infusion, the local delivery and high touch and clinical consultation coming from our specialty community stores, which will also add infusion capability during 2010 and beyond, and from a central services model, over to the right-hand side of the screen, in terms of our central mail order coordination of care, specialty pharmacy business.

With this acquisition, BioScrip clearly expanded its footprint in terms of home infusion and the home health. But it also, as Rich mentioned, gives us a one-stop shop in terms of a fully integrated model.

From our central mail-order pharmacy specialty pharmacy business, it demonstrates our national reach, where we are licensed to do business in all 50 states; the opportunities to do central fill on behalf of our local pharmacies at the community store locations; also the opportunities for central services through care management, care coordination; and opportunities to do central intake and customizing solutions for managed care plans.

On our specialty service centers, those are our community pharmacies that have been in their communities for 20-plus years— opportunities to increase the high level of consultation that we do, testing services, and a better coordination of care in building health assessments for chronic patients and ensuring that our pharmacists do more clinical consultation.

BioScrip, Inc.
2/8/2010 — 12:00 PM ET
Speaker ID 1

On the home infusion side, high touch, local reach, local presence continues to offer and assist us in coordinating nursing services that can feed our community store, as well as our central pharmacy in terms of the care management programs.

And then, on the home nursing side, it brings a critical element in terms of the transitional care model that continues to evolve and develop from readmissions— reducing readmissions in hospitals, as well as looking at bed-day reduction programs to bring patients onto an alternative site of care.

Very quickly, just to restate what Rich mentioned, we now go to over 100 sites of services — 61 infusion pharmacies, including 18 ambulatory treatment centers, something that we’ll continue to expand on as the years progress.

And, with that, I’ll turn it over to Stan.

Stanley Rosenbaum:	Thank you, Rick. I’ll take a few moments and tell you— share with you some of the facts surrounding this transaction.

The cash consideration is $242 million, of which approximately $132 million will be used to pay off current CHS debt. We will issue 12.94 million shares as a fixed number at the close of— on the date that we sign this transaction, closing price— we estimate this to be about $101.2 million worth of BioScrip stock. In addition, we will issue 3.4 million warrants with a $10 strike price at a five-year term. When this transaction is consummated, current CHS shareholders will own about 24% of BioScrip.

We have already received a commitment from Jefferies Corporation to go ahead and do this deal. We expect the close to be somewhere around March 31. And, at that time, Kohlberg will have two seats on our board of directors.

Let me share with you some of the pro forma, combined financial summary here. On a pro forma, last-12-months basis, the combined companies would have had revenue of $1.6 billion, adjusted EBITDAO of $73.4 million (the O, for those who don’t know, stands for option expense. Estimated at close, we will have $27 million of cash on our balance sheet, as well as an undrawn revolver of around $50 million; so, somewhere around between $75 million to $77 million of usable cash at the time of the closing.

Our total debt will be $325 million. That will be made up of $150 million of senior debt and $225 million of senior, unsecured notes. And, as I said, of the amount, $50 million on the senior will not be funded at close but available to us. Our net debt to pro forma LTM, adjusted EBITDAO, or our leverage, will be about 4.1. I should point out that we fully expect that to improve over the next several years.

I’ll share with you some guidance now going into 2010. As we expect this deal to close on March 31, we only include nine months of CHS in the transaction. Based on that, we’re assuming revenue of somewhere between $1.67 billion and $1.73 billion, gross profit between $267 million and $277 million, and EBITDAO of $67 million to $71 million.

As Rich mentioned earlier, this transaction is expected to be accretive on a cash basis in 2010 and slightly dilutive on a GAAP basis. And, going forward in 2011 and the years ahead of us, we expect that to be accretive in both cases.

BioScrip, Inc.
2/8/2010 — 12:00 PM ET
Speaker ID 1

As I mentioned earlier, we expect to pay down this leverage over the next three years to get this down to 2 or even below 2 to 1 ratio.

With that, I’ll turn it back to Clay.

Richard Friedman:	We have a few minutes. So, Clay, should we be taking some questions?

Clay:	So, following the presentation, there’s a breakout in the Julliard Room, which is located one floor below, where you can ask any questions— individual questions you’d like to. Thanks so much. Appreciate it.

Richard Friedman:	Thank you.
Additional Information and Where to Find it
BioScrip, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement regarding the issuance of stock in connection with the proposed transaction and will file with the SEC a definitive proxy statement. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, AND ANY OTHER RELEVANT MATERIALS FILED BY BIOSCRIP, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT BIOSCRIP AND THE PROPOSED TRANSACTION. All documents filed by BioScrip with the SEC may be obtained for free at the SEC’s web site at www.sec.gov. In addition, the documents filed by BioScrip with the SEC may be obtained free of charge by contacting BioScrip, Inc., Investor Relations, 100 Clearbrook Road, Elmsford, NY 10523 or contacting BioScrip, Inc. Investor Relations at 914-460-1600.
Participants in the Solicitation
BioScrip and its officers and directors may be deemed to be participants in the solicitation of proxies from BioScrip’s stockholders with respect to the issuance of stock in connection with the proposed transaction. Information about BioScrip’s executive officers and directors and their ownership of BioScrip’s stock is set forth in the proxy statement for BioScrip’s 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2009. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of BioScrip and its respective executive officers and directors in the proposed transaction by reading the preliminary proxy statement, as well as the definitive proxy statement regarding the issuance of stock in connection with the proposed transaction that BioScrip will file with the SEC.
Safe Harbor Statement
This presentation includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding growth opportunities, expected synergies from the acquisition, and whether and when the transactions contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, purchasing volume discounts, cross-selling of services, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; the result of the review of the proposed transaction by certain regulatory agencies, and any conditions imposed in connection with the consummation of the transaction; approval of issuance of BioScrip’s stock in connection with the transaction by the stockholders of BioScrip and satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement; and the risks that are described from time to time in BioScrip’s reports filed with the Securities and Exchange Commission (SEC), including BioScrip’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended September 30, 2009, as amended. This presentation speaks only as of its date, and BioScrip disclaims any duty to update the information herein.